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                                   EXHIBIT 10.53

                                RESTATED AND AMENDED

                    SENIOR MANAGER SEPARATION BENEFITS AGREEMENT

       THIS RESTATED AND AMENDED SENIOR MANAGER SEPARATION BENEFITS AGREEMENT ("Agreement") is made and entered into as of September 21, 1998 and deemed effective as of January 10, 1996, by and between SIERRAWEST BANK, a California banking corporation and its banking subsidiary TRUCKEE RIVER BANK (hereinafter "Company"), with its principal offices located at 10181 Truckee Tahoe Airport Road, P.O. Box 61000, Truckee, California 96161 and Robert C. Silver, an individual ("Executive"). This Agreement replaces and supercedes all prior agreements between the parties relating to the subject matter hereof.

                                     WITNESSETH

       WHEREAS, Executive currently serves as a senior officer and 'at will' employee of Company and reasonably expects to remain a senior officer and employee subject to the policies and conditions contained within the Company's Personnel Policies and Procedures;

       WHEREAS, the parties deem it to be in their respective and mutual best interests to agree on appropriate and reasonable separation compensation payable to Executive should Executive's employment with Company terminate under certain circumstances.

       NOW, THEREFORE, in consideration of the promises set forth below and for other good and valuable consideration, the parties agree as follows:

       1. Applicability of Agreement: Definition of Termination: This Agreement provides for additional benefits not otherwise due to Executive and/or to employees generally upon employment termination and is intended to become operative only upon Executive's termination of employment and only under the following circumstances: (i) termination by Company "without cause;" or (ii) resignation by Executive "for good reason." Termination of employment due to Executive's death, disability, "cause" or resignation other than "for good reason" is not covered by this Agreement.

(a) For purposes of this Agreement, "cause" is defined as any one or more of the following: (i) conduct constituting a felony, a misdemeanor involving moral turpitude or financial misconduct; (ii) engaging in fraudulent or unethical business practices prohibited by law or company policies; (iii) material violation of any company policies or procedures, as determined by the Human Resources director and the Personnel Committee of the Board of Directors; (iv) continued failure, refusal or inability to perform material job duties, repeated drug or alcohol abuse, or a pattern of absence for reasons other than disability or illness, (all following ten days' written notice setting forth the nature of the

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basis as described in subsection (iv)).

       (b) For purposes of this Agreement, resignation "for good cause" means resignation in response to and reasonably promptly following a material reduction in job duties and responsibilities and/or material reduction in compensation, which material reduction in job duties, responsibilities and/or compensation occurs within six (6) months following a Change of Control. For this purpose, Change of Control is defined as any one of the following, provided however that Change of Control shall be without the monetary assistance of the
FDIC: (i) an acquisition (other than directly from Company) by an individual, entity or group (excluding Company or one of its employee benefit plans or an entity controlled by Company's shareholders) of 20% or more of Company's common stock or voting securities; (ii) a change in a majority of the current Board of Directors (excluding any persons approved by a vote of at least a majority of the Board other than in connection with an actual or threatened proxy contest);
(iii) liquidation or dissolution of Company or a merger, consolidation or sale of all or substantially of the Company's assets ("Business Combination") other than one in which all or substantially all of Company's shareholders receive 50% or more of the stock of the company resulting from the Business Combination, at least a majority of the board of directors of the resulting corporation were members of the incumbent board, and after which no person owns 20% or more of the stock of the resulting corporation who did not own such stock immediately before the Business Combination.


2. Conditions For Payment of Separation Benefits. Separation benefits set forth in Paragraph 3 are due and payable to Executive only after each of the following requirements has been satisfied:

a.  A termination as defined in Paragraph 1 has occurred;

b.  Executive has left or will promptly thereafter leave his/her employment; and

c. Executive has executed a waiver, release and indemnification in a form acceptable to the Company with regard to any and all claims which might be brought relating to his employment with the Company or termination therefrom; and

d. Executive has agreed, in a form acceptable to the Company, to maintain the confidentiality of any and all confidential and/or proprietary information and/or trade secrets, processes and plans of the Company learned or otherwise made known to him during his employment.

3. Separation Benefits. In addition to any earned but unpaid compensation (including salary and vacation) up to the termination date, and in addition to any vested benefits to which Executive may be entitled up to the termination date under any other plan or agreement with the Company, the Company will pay Executive, at his option, either a or b below:

a. A lump sum payment equal to NINE (9) months of monthly salary, less any and all necessary withholdings and authorized deductions arising from benefit elections or any other sums required to be deducted by law, rule or regulation. If Executive elects this option, and further if Executive elects to continue health coverage pursuant to the provisions of the

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Consolidated Omnibus Reconciliation Act of 1986, as amended ("COBRA")
Executive will be required to pay the full premium rate authorized by COBRA for any continued health insurance coverage elected at the time of Termination;

or

b. Continuation of monthly salary for NINE (9) months, less any and all necessary withholdings and authorized deductions arising from benefit elections, or any other sums required to be deducted by law, rule or regulation. If Executive elects this option, and further if Executive elects to continue health coverage pursuant to the provisions of COBRA, the Company will continue to charge Executive the applicable employee coverage rate for Nine (9) months provided such arrangement does not violate any existing policy or law and provided that the employee rate is lower than the COBRA rate that may be assessed.

The payment option elected shall be deemed the "Separation Benefit" and will result automatically in a waiver of any other separation benefits which might be due to Executive following the Termination as more fully set forth in Paragraph 4.

4. Acknowledgment, Express Waiver and Release of Other Separation Benefits. Executive acknowledges that the Separation Benefit paid pursuant to this Agreement exceeds any benefits he is otherwise entitled to receive, and further that payments hereunder are deemed to satisfy fully any other obligations that the Company may have with regard to separation benefits payable upon his termination, including but not limited to any laws or customs regarding reduction in force or job-site closing. To the extent that any additional sums are adjudicated or otherwise determined to be required to be paid to Executive on termination, the parties agree that all sums paid pursuant to this Agreement shall be credited automatically against any amounts otherwise determined to be required to be paid.

5. Binding Effect of Agreement. This Agreement shall inure to the benefit of and be binding upon the heirs, administrators, personal representatives, successors and assigns of the Company and Executive respectively.

6. At Will Employment. Executive acknowledges that nothing in this Agreement is intended to change the "at will" nature of his employment.

7. Captions: The captions set forth herein are included solely for ease and convenience of reference and are not to be considered or construed in the interpretation of this Agreement.

8. Entire Agreement: This Agreement constitutes the entire agreement between the parties and no statement or representation of either party hereto, their agents, officers, directors or employees made outside of this Agreement and not contained herein shall form a part of this Agreement or be binding upon the other party. This Agreement shall not be changed, modified, altered or amended, except by written instrument signed by the parties hereto.

9. Governing Law: This Agreement shall be construed and governed in accordance with the laws of the State of California, with venue appropriate in the County wherein Executive is predominantly employed. Any provision of this Agreement prohibited by law shall be

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ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In the event of any litigation or action being commenced with regard to this Agreement, the prevailing party shall be awarded its reasonable attorneys fees, costs and expenses.

       10. Authority and Informed Consent: Executive represents and warrants that he has the sole right and exclusive authority to execute this Agreement and that he is not restricted in so doing; that he is executing this Agreement on a fully informed, voluntary basis; and that he has had a full and complete opportunity to seek and obtain the advice of counsel or other adviser of his choosing prior to executing this Agreement.

       IN WITNESS WHEREOF, the parties hereto have made, executed and delivered this Agreement as of the day and year first above written.


/s/ Robert C. Silver
--------------------
Robert C. Silver


SIERRAWEST BANK,
a California corporation

/s/ William T. Fike
-----------------------
By:  William T. Fike
Its: President and CEO


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